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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

QRS CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	68-0102251
(State of Incorporation or Organization)	(IRS Employer Identification No.)
1400 Marina Way South Richmond, California	94804
(Address of principal executive offices)

        If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

        If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

        Securities Act registration statement file number to which this form relates:             (if applicable).

        Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to Be So Registered	Name of Each Exchange on Which Each Class Is to Be Registered
None

        Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $.001
(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

        QRS Corporation (the "Company") hereby amends the following items, exhibits or other portions of its Form 8-A filed on June 18, 1993.

Item 1. Description of Registrant's Securities to be Registered

        Item 1 of Form 8-A filed on June 18, 1993, is hereby amended and restated in its entirety as follows:

        At October 4, 2002, the authorized capital stock of the Company consists of 60,000,000 shares of Common Stock, par value $.001 per share ("Common Stock") and 10,000,000 shares of Preferred Stock, par value $.001 per share ("Preferred Stock").

Common Stock

        The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of Common Stock are not permitted to cumulate votes in any election of directors. The holders of Common Stock are entitled to receive ratably such dividends as may be declared by the board of directors of the Company (the "Board") from legally available funds subject to preferential rights of holders of any shares of Preferred Stock that may be issued in the future. In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payments of liabilities and subject to prior distribution rights of Preferred Stock that may be issued. Holders of Common Stock have no pre-emptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock.

Preferred Stock

        The Board has the authority, without further action by the stockholders, to issue Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. The issuance of Preferred Stock could also have the effect of delaying, deferring, or preventing a change in control of the Company.

Anti-Takeover Effects of Certain Provisions of Delaware Law, and the Certificate of Incorporation and Bylaws of the Company

        Delaware anti-takeover law.    The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless

  •
  prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by excluding employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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  on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Section 203 defines "business combination" to include the following:

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  any merger or consolidation involving the corporation and the interested stockholder;

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  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder.

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  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

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  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

        Certificate of Incorporation and Bylaws.    The Company's Certificate of Incorporation, as amended, provides for a classified Board with staggered three-year terms, with each class constituting, as nearly as possible, of one-third of the total number of directors. The Certificate of Incorporation also provides that special meetings of stockholders may be called only by the Company's Chairman of the Board, its President, or by the written request of a majority of its Board. Stockholders are not permitted to call a special meeting or to require that the Board call a special meeting of stockholders. The Company's Certificate of Incorporation and Bylaws also permit the Board to from time to time expand the size of the Board, and for a majority of directors to fill any resulting vacancies. The Certificate of Incorporation and Bylaws also provide that stockholders may not take action by written consent without a meeting; rather, any actions must be taken at a duly called annual or special meeting. Amendments to certain of these provisions of the Company's Certificate of Incorporation and Bylaws must be approved by the holders of at least 66 2/3% of the Company's outstanding voting stock, unless previously approved by a vote of not less than 66 2/3% of the members of the Board.

        Each of the foregoing provisions may make a change in control of the Company more difficult, or prevent or delay the removal of incumbent directors.

Item 2. Exhibits

Exhibit Number	Description
3.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997).
3.2	Certificate of Correction to the Company's Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997).
3.3	Bylaws of the Company (incorporated by reference to Exhibit 3.3 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997).
3.4	Certificate of Amendment to the Company's Certificate of Incorporation (incorporated by reference to Exhibit 3.4 to the Company's Annual Report on Form 10-K for the year ended December 31, 1998).
3.5	Certificate of Amendment to the Company's Certificate of Incorporation (incorporated by reference to Exhibit 3.5 to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2001).
4.1	Specimen of the Company's Common Stock Certificate.

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

QRS CORPORATION
Date: October 3, 2002	By:	/s/ JOHN C. PARSONS, JR. John C. Parsons, Jr. Senior Vice President, Chief Financial Officer

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INFORMATION REQUIRED IN REGISTRATION STATEMENT
  Item 1. Description of Registrant's Securities to be Registered
  Common Stock
  Preferred Stock
  Anti-Takeover Effects of Certain Provisions of Delaware Law, and the Certificate of Incorporation and Bylaws of the Company
  Item 2. Exhibits
SIGNATURE